Exhibit 99.1

CONTACT

John Barrett
8x8, Inc.
(408) 654-0848
john.barrett@8x8.com

8X8 APPLIES FOR TRANSFER TO NASDAQ SMALLCAP MARKET

SANTA CLARA, CA, July 10, 2002 - 8x8, Inc. (Nasdaq: EGHT) announced today that it has applied for listing on the Nasdaq SmallCap Market where it intends to retain its ticker symbol of EGHT.

"We are petitioning to move our stock to the Nasdaq SmallCap Market," said Bryan Martin, president and chief executive officer of 8x8, "to comply with Nasdaq's marketplace rules while continuing to offer investors the opportunity to participate in the growth potential of our IP communications offerings. Our company remains focused on delivering our current products to market, servicing our existing customer base, acquiring new customers, and developing new IP communications products with additional features that are quicker and easier to deploy."

If the transfer to the SmallCap Market is approved, 8x8 will have at least until October 9, 2002 to demonstrate compliance with Nasdaq's minimum bid requirement. An additional 180 day grace period to demonstrate compliance would also be available at that time, if needed, provided that the company then meets additional Nasdaq listing criteria for the SmallCap Market**.

**Marketplace Rule 4310(c)(2)(A) states that "for initial inclusion [in the Small-Cap Issues Market], the issuer shall have (i) stockholders' equity of $5 million; (ii) market capitalization of $50 million...; or (iii) net income from continuing operations of $750,000 in the most recently completed fiscal year or in two of the last three most recently complete fiscal years."

About 8x8, Inc.

8x8, Inc. offers consumer videophones, telecommunication services, hosted iPBX solutions (through its subsidiary Centile, Inc.) and voice and video semiconductors and related software (through its subsidiary Netergy Microelectronics, Inc.). For more information, visit 8x8's web site at www.8x8.com.

Safe Harbor Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although 8x8 believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Our statements regarding the growth potential of our IP communications offerings, our current product, customer and development focus and our intended listing on the Nasdaq SmallCap Market are forward looking in nature. Among others, our actual results could differ as a result of changes in the IP communications market, a reevaluation of our product, customer or development focus, or a failure of Nasdaq to accept our application to transfer to the SmallCap Market. For additional factors that could cause actual results to differ materially from 8x8's expectations please see the risk factors in 8x8's SEC reports and filings, including its Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Securities and Exchange Commission on May 23, 2002. 8x8 assumes no obligation to update or supplement forward- looking statements that become untrue because of subsequent events.

Editors: 8x8 is a trademark of 8x8, Inc.